EXHIBIT 18


August 14, 2003

Board of Directors of
Oregon Steel Mills, Inc.
Portland, Oregon

Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Oregon Steel Mills, Inc. (the "Company") for the quarterly period ended June 30, 2003, and have read the Company's statements contained in Note 3 to the consolidated financial statements included therein. As stated in Note 3, effective January 1, 2003, the Company changed its method of computing the market valuation of its inventories in applying its lower of manufacturing cost or market value (LCM) accounting policy. The cumulative effect of the change as of that date was deemed by management to be immaterial. Under the new accounting method, the Company evaluates the market value of its inventory for potential LCM write-downs at the product group level. Prior to January 1, 2003, the Company made this evaluation at the divisional level. The Company states that the newly adopted accounting principle is preferable because it better reflects a more precise measure of expense in the period in which an impairment in value is identified. In accordance with the Company's request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period, nor have we audited the information set forth in the aforementioned Note 3 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP